Exhibit 99.1

CORNERSTONE BUILDING BRANDS ANNOUNCES $400 MILLION UNSECURED SENIOR NOTES OFFERING

Cary, North Carolina — September 9, 2020 — Cornerstone Building Brands, Inc. (NYSE: CNR) (the “Company”), today announced the commencement of an offering of $400.0 million in aggregate principal amount of senior notes due 2029 (the “Notes”) in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Each of the Company’s existing and future restricted domestic subsidiaries that guarantee the Company’s obligations under its senior credit facilities (the “Guarantors”) will guarantee the Notes on a senior unsecured basis. There can be no assurance that the proposed offering of Notes will be completed.

The Company intends to use the net proceeds from the offering to repay outstanding amounts under its asset-based revolving credit facility and to pay all fees and expenses related to the foregoing. The Company intends to use the remaining net proceeds, if any, to repay outstanding amounts under its cash flow-based revolving credit facility.

The Notes and the guarantees will be offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and in offshore transactions to non-U.S. persons pursuant to Regulation S, each under the Securities Act.

The Notes and the guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements regarding the Company’s financing plans, including statements related to the Company’s offering of the Notes and the intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Company will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions and whether the Company and the Guarantors will be able to satisfy the conditions required to close any sale of the Notes. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the three months ended April 4, 2020 and July 4, 2020, and other filings made by the Company with the Securities and Exchange Commission.

Investor Relations:

Tina Beskid

1-866-419-0042

info@investors.cornerstonebuildingbrands.com

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